EXHIBIT 10.42*

HPEV, INC.
27420 Breakers Drive
Wesley Chapel, FL 33544

Contract With Independent Contractor

1. This agreement is between HPEV, Inc., (Client) located at 27420 Breakers Drive, Wesley Chapel, FL, 33544 and Bibb Productions & Consulting, (contractor) located at 10908 Carrollwood Drive, Tampa, Florida 33618.

2. Contractor agrees to perform the following services for Client:

•	Performance of the duties of Secretary of HPEV, Inc., preparation of promotional materials, submissions to the SEC, and other duties as required for performance of the contract.

3. This contract will be an evergreen contract starting on May 1, 2012 and will remain in effect unless notified fifteen days in advance the contract is being terminated.

4. Client will pay Contractor a standard consulting fee of $6,000 per month with the understanding that Client may be limited by financial constraints in compensating Contractor this amount each month and at the sole discretion of client may or may not accrue the fee for future payment.

5. Any intellectual property developed during this assignment or subsequently as a result of technical information or other information obtained during this assignment will become the property of HPEV, Inc.

6. Client will not:

(a) withhold Social Security and Medicare taxes from Contractor's payments or make such tax payments on Contractor's behalf, or

(b) withhold state or federal income tax from Contractor's payments or make state or federal unemployment contributions on Contractor's behalf.

Contractor will pay all applicable taxes related to the performance of services under this contract. This includes income, Social Security, Medicare, and self-employment taxes. Contractor will also pay any unemployment contributions related to the performance of services under this contract. Contractor will reimburse Client if Client is required to pay such taxes or unemployment contributions. Neither Contractor nor Contractor's employees are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of Client.

7. Independent Contractor Status. The parties intend Contractor to be an independent contractor in the performance of the services. Contractor will have the right to control and determine the methods and means of performing the contractual services within the contractual agreement with Client.

8. Other Clients. Contractor retains the right to perform services for other clients but is required to keep the Client informed as to services to other clients.

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9. Assistants. Contractor, at Contractor's expense, may employ assistants as Contractor deems appropriate to perform the contractual services. Contractor will be responsible for paying these assistants as well as any expense attributable to them, including income, Social Security, and Medicare taxes, and unemployment contributions. Contractor will maintain workers' compensation insurance for all of its employees.

10. Equipment and Supplies. Contractor, at Contractor's expense, will provide all equipment, tools, and supplies necessary to perform the contractual services, except for the required reasonable and proper travel expenses in the performance of the contractual assignment. These travel expenses will be reimbursed upon submission of an expenses report along with documentations for the expenses. Contractor may request from Client an advance to cover unusual travel expenses.

11. Disputes. If a dispute arises the parties will try in good faith to settle the dispute through mediation under the rules as established by the American Mediation Association. However, either party reserves the right to take the matter to court.

13. Governing Law. This agreement will be governed by and construed in accordance with the laws of the state of Florida.

14. Modification. This agreement may be modified only by a written agreement signed by all the parties.

15. Waiver. If one party waives any term or provision of this agreement at any time, that waiver will only be effective for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

16. Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Client
_______________________________
Quentin D. Ponder
Vice-Chairman of the Board and Chief Financial Officer

Contractor
_______________________________
Judson Bibb

Dated: May 1, 2012

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